Exhibit 5.1

Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

June 23, 2014

TearLab Corporation

9980 Huennekens St., Ste 100

San Diego, CA 92121

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,000,000 shares of your common stock (the “Common Stock”) issuable under the TearLab Corporation 2002 Stock Incentive Plan, as may be amended and restated, and 671,500 shares of Common Stock reserved for issuance pursuant to the TearLab Corporation 2014 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).  As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.

Wilson Sonsini Goodrich & Rosati, P.C.